Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Silicom Ltd.:

We consent to the incorporation by reference in registration statement no. 333-143565 on Form F-3 and registration statement no. 333-149144 on Form S-8 of Silicom Ltd. of our report dated March 25, 2008, with respect to the consolidated balance sheets of the Silicom Ltd. and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 20-F of Silicom Ltd.

Our report refers to a change in the method of accounting for share-based compensation upon adoption by Silicom Ltd. of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment”, effective January 1, 2006.

Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel
March 25, 2008